Exhibit 10.1

AMENDMENT AND RESTATEMENT OF MATERIAL

TRANSFER AND LICENCE AGREEMENT

DATED: 4/29/2026

PARTIES:

(1)	Anthony Nolan (“Anthony Nolan”) a company limited by guarantee (Company Number 02379280) and a registered charity (Charity Numbers 803716/SC038827) whose registered office is at The Royal Free Hospital, Pond Street, Hampstead, London NW3 2QG and whose head office is at 2 Heathgate Place, 75- 87 Agincourt Road, London NW3 2NU; and

(2)	INMUNE BIO INTERNATIONAL LTD, a company incorporated in England under the Companies Acts with registered number 10105962 and having its registered office at C/O Keystone Law (Attn: Simon Holden), 48 Chancery Lane, London, WC2A 1JF (“IMB”),

(3)	INMUNE BIO INC., a company incorporated in the State of Nevada, United States of America, with its principal office at 225 NE Mizner Blvd., Suite 640, Boca Raton, Florida 33432 (“IMBI”),

Each a “Party” and together the “Parties”

1. BACKGROUND

(A)	AN and IMB entered into a Material Transfer Agreement and Licence dated 29 November 2017 which was amended and restated on 21 March 2023 for the supply of umbilical cord and blood samples for use as defined in that agreement (the “Original Agreement”).

(B)	The Parties have now agreed to amend and restate the Original Agreement on the terms set out in this amendment and restatement agreement.

2. INTERPRETATION

2.1	Terms defined in the Restated Agreement shall have the same meaning when used in this amendment and restatement agreement, unless otherwise defined below. In addition, the definitions below apply to this amendment and restatement agreement:

“Restated Agreement” means the Original Agreement as amended and restated by this agreement in the form set out in Schedule 1.

2.2	The rules of interpretation set out in the Restated Agreement shall apply to this amendment and restatement agreement save that references in the Restated Agreement to “this Agreement” shall be construed as references to this amendment and restatement agreement.

2.3	The Schedules form part of this agreement and shall have effect as of set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

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3. AMENDMENT AND RESTATEMENT

With effect on the date of this amendment and restatement agreement (the “Restatement Date”) and in consideration of the mutual promises herein, the Parties agree that the Original Agreement shall be amended and restated in the form set out in Schedule 1 so that the rights and obligations of the Parties to the Restated Agreement shall, on and from the Restatement Date, be governed by and construed in accordance with the provisions of the Restated Agreement. Although not a party to the Original Agreement, IMBI agrees to be bound by the terms of the Restated Agreement as a Party thereto with effect from the Restatement Date.

4. GENERAL

4.1	This amendment and restatement agreement is entered into without prejudice to any rights or remedies under the Original Agreement or any other rights or remedies the Parties may have now or in the future. Nothing in this amendment and restatement agreement shall be, or be deemed to be a waiver of any rights or remedies which may have arisen prior to the date of this amendment and restatement agreement in connection with the Original Agreement or otherwise.

4.2	This amendment and restatement agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and interpreted in accordance with the law of England and Wales.

4.3	The Parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) that arises out of, or in connection with, this amendment and restatement agreement or its subject matter or formation.

4.4	Except as expressly provided elsewhere in this agreement, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce, or enjoy the benefit of, any term of this agreement.

4.5	This amendment and restatement agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

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Signed for and on behalf of Anthony Nolan

Signature:	/s/ Nicola Horlick

Name:	Nicola Horlick
Position:	Partner and CEO
Date:	4/29/2026

Signed for and on behalf of INMUNE BIO INTERNATIONAL LIMITED

Signature:	/s/ David Moss

Name:	David Moss
Position:	CEO
Date:	4/29/2026

Signed for and on behalf of INMUNE BIO INC.

Signature:	/s/ David Moss

Name:	David Moss
Position:	CEO
Date:	4/29/2026

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DATED 29 NOVEMBER 2017 AND

AMENDED AND RESTATED ON

21 MARCH 2023 AND FURTHER AMENDED AND RESTATED ON

THE SECOND RESTATEMENT DATE

(1) ANTHONY NOLAN

- and -

(2) INMUNE BIO international ltd

- and –

(3) INMUNE BIO INC.

material transfer and licence Agreement

This Agreement is made on 29 November 2017 and amended and restated on 21 March 2023 and further amended and restated on the Second Restatement Date

BETWEEN:

(1)	ANTHONY NOLAN a company limited by guarantee incorporated in England under the Companies Acts with registered number 2379280 and registered charity numbers 803716 (England and Wales) and SCO38827 (Scotland) with HTA Licence Number 22513, and having its registered office at The Royal Free Hospital, Pond Street, Hampstead, London NW3 1QG England and its main office at 2 Heathgate Place, 75-87 Agincourt Road, London NW3 2NU (“AN”); and

(2)	INMUNE BIO INTERNATIONAL LTD, a company incorporated in England under the Companies Acts with registered number 10105962 and having its registered office at C/O Keystone Law (Attn: Simon Holden), 48 Chancery Lane, London, WC2A 1JF (“IMB”),

(3)	INMUNE BIO INC., a company incorporated in the State of Nevada, United States of America, with its principal office at 225 NE Mizner Blvd., Suite 640, Boca Raton, Florida 33432 (“IMBI”),

together the “Parties” and each a “Party”.

BACKGROUND:

A	IMB was established and co-founded in April 2016.

B.	IMBI is the ultimate parent company of IMB, and is public traded on the NASDAQ Capital Market under the ticker symbol “INMB”.

B	AN and IMB entered into a Material Transfer Agreement and Licence dated 29 November 2017 for twenty-five (25) umbilical cord and blood samples and MSC derived therefrom for use as defined in that agreement (the “Original 25 Cord Agreement”).

C	IMB wished to obtain further umbilical cord tissue and cord blood samples from AN and entered into this Agreement on 29 November 2017 which was amended and restated on 21 March 2023 (the “Original 300 Cord Agreement”). The Parties have agreed to amend and restate the terms of the Original 300 Cord Agreement and the terms of such amendment and restatement are set out herein.

IT IS AGREED:

1.	definitions

1.1	In the Agreement (unless the context otherwise requires), the following words and phrases shall have the following meanings:

“Affiliates” means INmune Bio Inc. and any other entity that directly or indirectly Controls, is Controlled by, or is under common Control with IMB (for the purpose of this definition, “Control” shall mean the beneficial ownership of more than 50% of the issued share capital of a company or the legal power to direct or cause the direction of the management of the company, and Controls and Controlled shall be interpreted accordingly);

“Agreement” means this agreement as may be amended, supplemented, novated or assigned from time to time (including by the Second Amendment and Restatement Agreement);

“Amendment and Restatement Agreement” means the amendment and restatement dated the Restatement Date and entered into between AN and IMB;

“AN Donor” means an individual who has donated their baby’s cord blood or tissue to AN;

“AN Donor Derivative” means any modified or unmodified product expressed by or descendent from the AN Donor Material which is isolated or created by or on behalf of IMB in accordance with this Agreement (other than Products) and which for the avoidance of doubt includes, but is not limited to MSCs and any MSC Banks isolated, pooled or created by or on behalf of IMB using or containing the AN Donor Material;

“AN Donor Products” means each Product which uses AN Donor Material or AN Donor Derivatives as part of the manufacturing process for that Product or which otherwise contains such AN Donor Material or AN Donor Derivatives (including if such AN Donor Materials or AN Donor Derivatives were used to create MSCs pooled in MSC Banks which were subsequently involved in the manufacture of such Product);

“AN Donor Materials” means the umbilical cord tissue samples that were obtained by ANCBB in the ordinary course of ANCBB’s operations and provided to IMB for use in accordance with this Agreement;

“ANCBB” means the Anthony Nolan Cord Blood Bank;

“Annual Period” means the twelve month period beginning on the first day of the first Quarter following the Second Restatement Date and each successive twelve (12) month period thereafter.

“Annual Review Report” means a report substantially in the form set out in Schedule 1;

“Approved Facility” means:

(a)	the Stevenage Bioscience Catalyst site (located at Gunnels Wood Road, Stevenage SG1 2FX)

(b)	the Cell and Gene Therapy Catapult Manufacturing Innovation Centre, Gunnels Wood Road, Stevenage, Herts, SG1 2FX (the “Catapult Site”);

(c)	any other facility meeting all legal and regulatory requirements for the activities taking place at such facility (including, but not limited to, the storage of the AN Donor Materials, AN Donor Derivatives and storage and manufacture of a Product) provided Notice has been given to AN;

“Approved Uses” means:

(a)	the treatment of patients with:

(i)	epidermolysis bullosa (EB);

(ii)	osteoarthritis;

(iii)	intra-partum hypoxia; and

(iv)	cancer (solid tumours),

(v)	any other treatment of which IMB has provided a Notice to AN in accordance with clause 4 (Notice Process),

(together, the “Initial Indications”)

(b)	any other use which is solely for use as a medicinal product for humans, the development and sale of which is subject to regulatory jurisdiction of the FDA, EMA, or MHRA, and for which Notice has been given to AN;

in each case provided that:

(i)	such treatment takes place as part of a clinical trial of a medicinal product which has all applicable regulatory, ethical and other approvals required under applicable legislation required in the jurisdiction in which the clinical trial is taking place or as part of the Early Access to Medicines Scheme in the UK (and any equivalent in other jurisdictions) (but not for non-routine uses under hospital exemptions or the ’specials’ scheme in the UK or similar exemptions in other jurisdictions); or

(ii)	the Product is used as a medicinal product which is fully licensed, authorised and approved by the relevant medicines regulatory authority in that jurisdiction for such indication).

For the avoidance of doubt, “Approved Use” excludes:

i)	any use of the Product as or in connection with a medical device (including combination products where the primary mode of action is not pharmacological, immunological, or metabolic) or any use as an in vitro diagnostic, supplement, nutraceutical, food or food supplement, for cosmetic or aesthetic purposes or other form of regulated product which is not a medical product; or

ii)	which is not directed at the diagnosis, cure, mitigation, treatment, or prevention of disease; or

(iii)	use for the treatment of animals;

“Business Days” means a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business;

“Catapult” means Cell Therapy Catapult Limited, trading as Cell and Gene Therapy Catapult, a company incorporated and registered in England and Wales with company number 07964711 whose registered office, as at the Second Amendment and Restatement Date is at 12th Floor Tower Wing, Guy’s Hospital, Great Maze Pond, London, SE1 9RT, England;

“Cell and Gene Therapies Services” means the services and procedures to be performed by AN in accordance with the terms of this Agreement in connection with the provision of AN Donor Materials;

“Change of Control” means, in relation to any entity, (i) any transaction or series of transactions as a result of which any person (or persons acting in concert) acquires, directly or indirectly, more than 50% of the issued share capital or voting rights of that entity or of any entity that directly or indirectly Controls that entity; (ii) any merger, consolidation, reorganisation or reconstruction of that entity or any entity that directly or indirectly Controls it, as a result of which the persons who exercised Control of that entity prior to such transaction cease to exercise Control of it (or its successor) following such transaction; or (iii) any sale or transfer of all or substantially all of the assets of that entity or of the business to which this Agreement relates;

“Commercialisation Partner” means any person (other than a Group Company) to whom IMB or any Group Company has granted any right to:

(i)	manufacture, have manufactured, supply, distribute, sell or otherwise commercialise any Product; or

(ii)	use any Intellectual Property of IMB or any Group Company in connection with the development, manufacture or commercialisation of any Product,

in each case whether by way of licence, distribution agreement, co-promotion agreement, profit-sharing arrangement, or any other contractual arrangement, but excluding any Service Provider engaged solely to perform manufacturing, logistics or other services on IMB’s behalf on a cost-plus or fee-for-service basis without acquiring any independent right to sell or distribute Products;

“Compliance Breach” has the meaning given to that term in clause 12;

“Compliance Plan” has the meaning given to that term in clause 12.5;

“Confidential Information” means in relation to each Party, all confidential information, including but not limited to AN Donor Materials, Maternal Blood Samples names or code names used for the AN Donor Materials, AN Donor Derivatives, Maternal Blood Samples and Products, Donor Personal Data, techniques, methodologies, procedures, tests, equipment, research results, clinical protocols, data reports, know-how, sources of supply, research and business plans and developments, whether or not labelled or identified as confidential, agreements with third parties entered into in connection with the AN Donor Materials, Maternal Blood Samples and/or Products, a Notice, a Consent Request and Material Request Form, and all their respective attachments and associated documents, and the terms of this Agreement, and without in any way limiting the foregoing, AN’s Confidential Information also includes names or codes used for the AN Donor Materials and Maternal Blood Samples. For the avoidance of doubt, Confidential Information shall not include information where: (a) it is, or becomes, generally available to the public other than as a direct or indirect result of the information being disclosed by the recipient or its representatives in breach of this agreement; (b) it was available to the recipient on a non-confidential basis prior to disclosure by the other Party; (c) it was, is, or becomes available to the recipient on a non-confidential basis from a person who is not under any confidentiality obligation in respect of that information; (d) it was lawfully in the possession of the recipient before the information was disclosed by the other Party; or (e) it is developed by or for the recipient independently of the information disclosed by the other Party;

“Cord Blood Consent Form” means the relevant consent form used by Donors to provide their consent;

“Data Protection Legislation” means applicable laws relating to the processing of personal data and individual privacy including, without limitation but in each case to the extent applicable, Data (Use and Access Act) 2025, the General Data Protection Regulation (EU) 2016/679 (“GDPR”), the GDPR as transposed into United Kingdom national law by operation of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), any national legislation supplementing or derogating from the GDPR or UK GDPR (such as the UK Data Protection Act 2018), national laws implementing the Privacy and Electronic Communications Directive 2002/58/EC (as updated by Directive 2009/136/EC) any supervisory authority or other relevant government body guidelines. Where the UK GDPR applies, references in the remainder of this Agreement to the “GDPR” shall be construed as references to the “UK GDPR”, and references to the “laws of any member state of the European Union” or the “laws of the European Union” shall be construed as a reference to the “laws of the United Kingdom”. The terms “data”, “personal data”, “controller”, “processor”, “data subject” and “process” or “processing” have the same meanings as used in the Data Protection Legislation;

“Development” means the conduct of any and all activities directed to non-clinical, pre-clinical, or clinical research and development relating to the Product, including development, modification, optimization, statistical analysis and report writing, formulation development and optimization, quality assurance/quality control, clinical trials and all other activities necessary to seek, obtain, and maintain Regulatory Approval;

“Donor Personal Data” means any and all personal data of a Donor, including (but not limited to) genetic or clinical data or information, the results of any infectious disease marker testing and any genetic data derived from an analysis of the AN Donor Materials, AN Donor Derivatives or Product containing any personal data relating to an AN Donor;

“Effective Date” means 29 November 2017;

“Ethical Standards” means:

(a)	all ethical standards contained in or referenced in the Ethics Approvals;

(b)	any additional ethics requirements specified in a confirmation provided pursuant to clause 4; and

(c)	general principles of integrity of research, accountability and always respecting the confidentiality and anonymity of AN Donors participating in Cell and Gene Therapy Services;

“Ethics Approvals” means the ethics approval letters from an established and recognised ethics committee and appended to the Consent Request or as previously provided to AN in connection with any AN Donor Materials supplied on or after the Effective Date;

“Event of Default” has the meaning given to that term in clause 17.3;

“Existing Cellular Materials” means any AN Donor Materials, AN Donor Derivatives or AN Donor Product created by or on behalf of IMB prior to the Second Restatement Date, including as supplied pursuant to the Original 25 Cord Agreement;

“Fees” means the fees payable by IMB in relation to the Cell and Gene Therapies Services related to each umbilical cord tissue IMB receives pursuant to this Agreement. As at the Second Restatement Date the fees are £400 plus VAT (if applicable) in respect of the Cell and Gene Therapies Services related to each umbilical cord tissue;

“First Commercial Sale” means, with respect to any Product in any jurisdiction, the first arm’s length sale of such Product by IMB or a Group Company or a Commercialisation Partner to a Third Party after Regulatory Approval for such Product in such jurisdiction has been granted. First Commercial Sale does not include any sale or other distribution for use in a clinical trial or other development activity, promotional use (including samples), or compassionate or named-patient use;

“Good Distribution Practice” means the requirement that medicines are obtained from the licensed supply chain and are consistently stored, transported and handled under suitable conditions, as required by the marketing authorisation issued by the MHRA or product specification.

“Good Industry Practice” means the exercise of professionalism, skill, diligence, prudence and foresight which would be expected from a skilled and experienced person or company engaged in the same type of activity under the same or similar circumstances;

“Good Manufacturing Practice” means the minimum standard that a medicines manufacturer must meet in their production processes, including be of consistent high quality, be appropriate to their intended use and meet the requirements of the marketing authorisation (MA) or product specification (or equivalent in other jurisdictions);

“HTA” means the Human Tissue Authority;

“Group Company” means any subsidiary or holding company from time to time of IMB , and any subsidiary from time to time of a holding company of IMB and includes any Affiliate of IMB.

“Intellectual Property” means patents, rights to inventions, supplementary protection certificates, copyright and related rights, trade marks and services marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off and unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, including all applications for (and rights to apply for and be granted) renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, in any part of the world;

“Licence” has the meaning given in clause 3.1;

“Material Request Form” means a form as shall be provided by AN, that is to be used by the IMB in connection with a New Material Request;

“Materials Acceptance Criteria” means the criteria set out in schedule 2;

“Maternal Blood Sample” means a sample of maternal blood for the relevant AN Donor Materials;

“MHRA” means Medicines and Healthcare products Regulatory Agency (or equivalent authority in any other jurisdiction);

“MSCs” means mesenchymal stromal cells;

“MSC Bank” means each bank used or produced by or on behalf of IMB using or containing the AN Donor Materials or AN Donor Derivatives, the “MSC Banks”. A reference to an MSC Bank shall be deemed to include a reference to the MSCs contained therein;

“Net Sales” means, with respect to any Product, the gross amounts invoiced for sales or other dispositions of such Product to a person who is not IMB, a Group Company or a Commercialisation Partner acquiring the Product for the purpose of onward sale or distribution, by whichever of IMB, a Group Company, or a Commercialisation Partner makes such sale, less the sum of the following deductions paid, granted or accrued with respect to such sale or disposition:

(a)	bad debts actually written off and directly related to the Product;

(b)	any rebates, volume, trade and cash discounts, and other usual and customary discounts to customers granted and taken in the ordinary course of business;

(c)	allowances or credits actually given to customers, on account of rejection, outdating, recalls or return of the Products, to the extent consistent with normal market practice and not in excess of the selling price of the Products; and

(d)	sales and excise taxes or customs duties and other governmental charges directly related to the sale of the Products (and not reimbursed by the customer) to the extent added to the sales prices and set forth separately as such in the total amount invoiced,

For the avoidance of doubt:

i)	Subject to (iii) below, for purposes of calculating Net Sales, a Product will be deemed to be sold when billed or invoiced;

(ii)	The Net Sales shall be determined from the books and records of IMB (and, where applicable, the relevant Group Company or Commercialisation Partner) in accordance with generally accepted accounting principles as consistently applied with respect to sale of the Products and based on, or valued as if based on, bona fide arm’s length transactions and not on any bundled, loss-leading, or other blended or artificial selling or transfer price;

(iii)	Net Sales do not include sales or transfers by IMB and/or a Group Company to another Group Company or Commercialisation Partner for resale where the recipient is itself selling or distributing the Product onward to end customers; provided that the Net Sales calculation will include the amounts invoiced by such Group Company or Commercialisation Partner on the resale of such Products;

(iv)	If, at a later date. IMB or any Group Company (either directly or via its Commercialisation Partner) receives payment as a result of the supply of Products by IMB or any Group Company or Commercialisation Partner to a Third Party free of charge or below fair market value, such payment will be considered Net Sales.

“New Material Request” has the meaning given to it in clause 4.2(d);

“Product” means any product which:

(i)	is or has been manufactured using umbilical cord derived cellular materials (including pooled human umbilical cord-derived MSCs) whether or not such cellular materials are or were derived from AN Donor Materials or other AN Donor Derivatives; and

(ii)	is or has been developed, manufactured, distributed or commercialised by IMB, any Group Company, or any Commercialisation Partner using any manufacturing platform, expansion or differentiation protocols, know-how, regulatory data, or MSC Bank infrastructure that was itself developed, established or informed using AN Donor Materials or AN Donor Derivatives at any stage, regardless of:

(i)	the indication for which the product is developed, authorised or commercialised;

(ii)	the name, brand or designation under which the product is marketed or sold;

(iii)	whether the product also contains or incorporates materials, cells or components derived from sources other than umbilical cord tissue;

(iv)	the identity of the person manufacturing, developing, distributing or selling the product (including whether that person is IMB, a Group Company, a Commercialisation Partner, or any successor or assignee of any of them);

(v)	the Intellectual Property used in or in connection with the manufacture, development or commercialisation of the product, and whether or not such Intellectual Property is owned or controlled by IMB, any Group Company, any Commercialisation Partner, or any other person; and

(vi)	any change in the manufacturing process, formulation, presentation or indication of the product following the date on which AN Donor Materials were first used in the development of the manufacturing platform.

For the avoidance of doubt, a product shall remain a Product for the purposes of this Agreement notwithstanding:

(i)	any transfer, assignment, licence or other disposal of any Intellectual Property relating to the product or to the manufacturing platform on which it is based;

(ii)	any Change of Control of IMB or any Group Company;

(iii)	any assignment, novation or other transfer of this Agreement, or any corporate, contractual or operational restructuring; or

(iv)	any change in the name, brand, designation or regulatory classification under which the product is marketed, sold or approved.

“Promotional Materials” means and publicity, marketing or promotional materials, announcements (including on a party’s website or social media channels) or similar which include details of the other party, include the other party’s logo or refer to the agreement in place between the parties (or the activities contemplated by such agreement);

“Restatement Date” means the date of last signature of the Amendment and Restatement Agreement;

“Regulatory Approval” means all technical, medical, and scientific licenses, authorisations, registrations, and approvals (including pricing and reimbursement approvals) necessary for the commercialisation of a Product in a regulatory jurisdiction;

“Second Amendment and Restatement Agreement” means the amendment and restatement agreement dated the Second Restatement Date and entered into between AN, IMB and IMBI which amends and restates the Original 300 Cord Agreement (and as so amended and restated, the “Amended 300 Cord Agreement”);

“Second Restatement Date” means the date of last signature of the Second Amendment and Restatement Agreement;

“Serious Adverse Event” means any untoward occurrence which may be associated with the procurement, testing, processing, storage or distribution of tissue or cells intended for human application and which, in relation to a donor of tissue or cells intended for human application, or a patient of tissue or cells:

(a)	might lead to the transmission of a communicable disease, to death or life-threatening, disabling or incapacitating conditions; or

(b)	might result in, or prolong, hospitalisation or morbidity;

“Serious Adverse Reaction” means an unintended response, including a communicable disease, in a donor of tissue or cells intended for human application or a patient recipient of tissue or cells, which may be associated with the procurement or human application of tissue or cells and which is fatal, life-threatening, disabling, incapacitating or which results in, or prolongs, hospitalisation or morbidity;

“Service Provider” means any third party (including a Group Company, where applicable) that is engaged by IMB to perform activities, functions, or services on IMB’s behalf in connection with the activities contemplated by the Licence. This includes contractors, laboratories, manufacturing or processing facilities, testing providers, Approved Facilities, or any other entity appointed to carry out tasks within the scope of the party’s rights and obligations;

“Third Party” means any person other than Party, any of its Affiliates, or, for the purposes of the definition of Net Sales only, a Commercialisation Partner.

“Use” or “Used” means the AN Donor Materials that have been used to create MSCs and such MSCs have been pooled into an MSC Bank.

1.2	Interpretation:

(a)	any words that follow ‘including’, or any similar words or expressions shall be construed as illustrative only and shall not limit anything preceding those words;

(b)	references to “in writing” shall be deemed to include e-mail;

(c)	references to “person” means any individual, corporation, company, partnership (whether general or limited), limited liability company, limited liability partnership, joint venture, association, trust, unincorporated organisation, governmental or regulatory authority or body, or any other entity or organisation, whether or not having separate legal personality;

(d)	a reference to any legislation, regulation, or otherwise, shall be interpreted as the amended, re-enacted, consolidated or incorporated version of such legislation, regulation, or otherwise.

2.	Original 25 cord agreement, Original 300 cord agreement AND Liability of IMBI for PAYMENT OBLIGATIONS

2.1	The Parties agree that from and including the Second Restatement Date, any AN Donor Materials supplied pursuant to the terms of the Original 25 Cord Agreement and the Original 300 Cord Agreement (in each case, including any AN Donor Derivatives) which have not been used in full or destroyed shall be deemed to be Existing Cellular Materials and that the provisions relating to AN Donor Materials, AN Donor Derivatives supplied pursuant to the Amended 300 Cord Agreement shall apply equally to them, including (but not limited to clause 3.1(d)). From and including the Second Restatement Date, the provisions of the Amended 300 Cord Agreement shall apply and govern the use of such Existing Cellular Material notwithstanding that it was originally supplied under the terms of the Original 25 Cord Agreement or the Original 300 Cord Agreement.

2.2	Nothing in this Agreement shall restrict IMB from developing, manufacturing, or commercializing products using materials obtained from third-party suppliers, provided that any such product that falls within the definition of Product shall remain subject to the royalty obligations under clause 8.

2.3	IMBI hereby agrees that it shall be jointly and severally liable with IMB for all payment obligations arising under clause 8 of this Agreement (including the Royalty Payment and any Exit Payment) and undertakes to procure that each Group Company that owns or controls any Intellectual Property relating to the Product or to the manufacturing platform on which it is based or any MSC Banks shall comply with the terms of this Agreement as if it were a party hereto and shall not take any action that would have the purpose or effect of reducing, eliminating or circumventing the Royalty Payments or other amounts due to AN under this Agreement.

3.	licence of AN DONOR MATERIALS and use of AN Donor ProductS

3.1	AN grants to IMB an exclusive, revocable (but irrevocable once the AN Donor Materials have been Used), with the right to sublicense in accordance with this clause 3.1 (or AN otherwise provides its written consent for IMB to sub-licence the Licence to a third party in accordance with clause 4) to:

(a)	use, process, test and store the AN Donor Materials (or any AN Donor Derivatives) at an Approved Facility for the purposes of manufacturing Products (including any Development related thereto) in accordance with the terms of this Agreement;

(b)	use, process, test and, and store AN Donor Products at an Approved Facility, pending distribution and supply for an Approved Use, in accordance with the terms of this Agreement;

(c)	supply and distribute AN Donor Product(s) for the purposes of an Approved Use (either directly or via a Group Company or Commercialisation Partner);

(d)	use, process, test and store Existing Cellular Materials only for ongoing stability studies (not involving human application) at an Approved Facility,

in each case only in accordance with the terms of this Agreement, applicable law, regulation and the Cord Blood Consent Form,

(the “Licence”).

3.2	The Licence does not prohibit IMB from engaging Service Providers to provide services to IMB, within the scope of the Licence, provided that in such circumstances:

(a)	the AN Donor Materials and AN Donor Derivatives at all times remain at an Approved Facility;

(b)	until such time as AN Donor Products are distributed for an Approved Use in accordance with this Agreement, AN Donor Products are stored at an Approved Facility;

(c)	IMB shall ensure such Service Providers comply with this Agreement (including by maintaining written agreements with such parties) and is responsible for the acts and omissions of its Service Providers as if they were its own.

3.3	For the avoidance of doubt:

(a)	any use of the AN Donor Materials, AN Donor Derivatives and/or AN Products, other than in accordance with clause 3.1;

(b)	the supply or transfer of the AN Donor Materials or AN Donor Derivatives to a third party;

(c)	the supply or transfer of AN Donor Products other than for an Approved Use,

is prohibited.

3.4	Any breach of this clause 3 by IMB shall be deemed to be a material breach for the purposes of this Agreement.

3.5	When providing AN Donor Materials to IMB, AN will also provide a Maternal Blood Sample. IMB may only use the Maternal Blood Sample for the purposes of infectious disease marker testing in connection with an Approved Use and for no other purpose. Maternal Blood Samples may be provided to a testing facility regulated under the Clinical Laboratory Improvement Amendments (CLIA) of 1988 for such purpose and following completion of the testing, the samples should be destroyed in accordance with applicable laws and regulations (unless they are required to be retained in order to comply with applicable laws and regulations in which case they shall be stored solely for such purpose). IMB shall ensure that it has a written contract in place with any such testing facilities to ensure, amongst other things, that the provisions of this clause are adhered to. IMB shall be responsible for the acts and omissions of the testing facilities, as if they were their own.

4.	NOTICE and consent Process

4.1	If IMB intends to:

(a)	supply or distribute an AN Donor Product other than for an Initial Indication (either directly or via a Group Company or Commercialisation Partner); or

(b)	store AN Donor Materials, AN Donor Derivatives or AN Donor Products pending distribution for an Approved Use at a facility other than an Approved Facility:

it must first provide prior written notice to AN in accordance with the process set out in this clause 4 (a “Notice”), in the absence of such written Notice, any such use, transfer, distribution or supply or storage is not permitted under the terms of this Agreement. For the avoidance of doubt, no notice request shall be required for services provided to IMB by Service Providers operating on IMB’s instructions within the scope of the Licence and at Approved Facilities provided that IMB shall at all times remain responsible for ensuring compliance with the terms of this Agreement and shall be responsible for the acts and omissions of such Service Provider as if they were its own.

4.2	Notices should be submitted via email to cellandgenetherapies@anthonynolan.org. Such Notice should include, as a minimum:

(a)	sufficient details of the proposed use to make AN aware of the proposed use and undertake relevant compliance checks (including checking compliance with the terms of the Cord Blood Consent Form and any laws, regulations or licences to which AN is subject;

(b)	if relevant to the Notice, details of any third party and their role;

(c)	any licences, committee favourable opinions, Ethical Approvals and/or regulatory approvals or equivalent for the proposed use; and

(d)	state if IMB is requesting any AN Donor Materials from AN in connection with the Notice (“New Material Request”) and provide a completed copy of the Material Request Form with the Notice.

4.3	As soon as reasonably practicable following receipt of such Notice, AN shall confirm receipt.

4.4	If, at any point after receiving such Notice, AN reasonably requires further information (including, for the avoidance of doubt, information required for AN to verify compliance with the terms of the Cord Blood Consent Form, licences or other laws or regulation to which AN is subject), AN shall inform IMB of the additional information by submitting a request to IMB and IMB agrees to provide such additional information (which may include attendance in person/via video call at review board meetings on reasonable notice).

4.5	A Notice will be deemed accepted by AN on the date that is thirty (30) days after receipt of the Notice, except where AN makes a request for additional information within said thirty days (in which case, AN shall have thirty (30) days from receipt of the requested information before such Notice is deemed accepted) or, acting reasonably and with specific articulated grounds disputes any proposed use, testing, transfer, supply or storage related to the Notice. In the event of such a dispute of any proposed use, testing, transfer, supply or storage related to a Notice, the Parties will work together in good faith to find a mutually acceptable resolution or alternative. Any dispute under this section, if continuing more than thirty (30) days, after the provision of specific articulated grounds by AN, may be submitted to mediation in accordance with the Centre for Effective Dispute Resolution (“CEDR”) Model Mediation Procedure. Unless otherwise agreed between the Parties, the mediator shall be nominated by CEDR Solve. To initiate the mediation, a Party must serve notice in writing (ADR notice) to the other Party to the dispute, requesting mediation. A copy of the ADR notice should be sent to CEDR Solve. . A use shall not constitute an Approved Use until the later of (i) the expiry of the thirty (30) days notice period (unless AN accepts the Notice sooner) or the conclusion of the process set out in this clause 4.5.

4.6	Under no circumstances, and notwithstanding anything to the contrary in this Agreement, shall AN be required (or be held to be in breach of this Agreement for failure) to supply any AN Donor Materials for a use or purpose which is inconsistent with the AN Donor’s consent or in breach of any licence, law or regulation to which AN is subject and under no circumstances shall any such use be considered an Approved Use.

4.7	If IMB intends to use, process, test or store the AN Donor Materials or AN Donor Derivatives for a purpose other than as set out in the Licence or to transfer or dispose of the AN Donor Materials or AN Donor Derivatives to a third party, it must first obtain AN’s prior written consent. In such circumstances, IMB should submit a consent request (“Consent Request”) to cellandgenetherapies@anthonynolan.org which should include, as a minimum:

(a)	sufficient details of the proposed use to make AN aware of the proposed use and undertake relevant compliance checks;

(b)	if relevant to the Consent Request, details of any third party and their role;

(c)	any relevant licences, committee favourable opinions, Ethical Approvals and/or regulatory approvals or equivalent; and

For the avoidance of doubt, consent pursuant to this clause 4.7 is not required where IMB is engaging a Service Provider in connection with the activities set out in the Licence.

5.	provision of Cell and Gene Therapies services

5.1	Each time IMB, acting in good faith, requires Cell and Gene Therapies Services from AN it should submit a Material Request Form.

5.2	IMB acknowledges that AN’s ability to perform the relevant Cell and Gene Therapies Service is dependent on AN being able to identify suitable Donors or provide AN Donor Materials which meet the Materials Acceptance Criteria. AN cannot guarantee that suitable Donors will consent to participate or that it will be able to provide suitable AN Donor Materials to meet the Materials Acceptance Criteria and AN gives no warranty or representation in relation to the foregoing. IMB acknowledges that AN is not required to replace lost or damaged AN Donor Materials (or Maternal Blood Samples) or any AN Donor Materials deemed to be unfit for use as an Approved Use (or in the case of Maternal Blood Samples, unfit for testing). AN shall not be held liable in any way (and shall be granted relief from the performance of its obligations set out in the Agreement) if it cannot perform (in whole or in part) the relevant Cell and Gene Therapies Service due to its inability to identify suitable Donors or provide suitable AN Donor Materials (or Maternal Blood Samples), to meet the Materials Acceptance Criteria.

5.3	The AN Donor Materials (and Maternal Blood Samples) are from fully validated Donors who have provided their consent in accordance with the applicable Cord Blood Consent Form. IMB shall take reasonable action to ensure that in respect of the AN Donor Materials, AN Donor Derivatives and AN Donor Product, it complies with and that all Group Companies, Commercialisation Partners and Service Providers comply with all stipulations set out in the applicable Cord Blood Consent Form and any other stipulations which are notified by AN arising from the donor consent provided by the relevant Cord Blood Consent Form. The AN Donor Materials (and Maternal Blood Samples) have been given unique randomised identifiers which can be used to link the AN Donor Materials back to its Donor. No Donor identifiable data will be made available by AN to IMB at any time. IMB agrees not to obtain any such identifying information from any third party or take any steps to identify a Donor. This obligation extends beyond the term of this Agreement.

5.4	If, prior to Use, a Donor withdraws consent or, it transpires that the appropriate consent has not been obtained from a Donor, or the AN Donor Materials (or Maternal Blood Sample) are required to be recalled by AN to comply with a regulatory requirement, AN will, as soon as reasonably practicable, notify IMB and IMB shall as soon as reasonably practicable thereafter cease use of the AN Donor Materials, Donor Personal Data (if any), AN Donor Derivatives (and Maternal Blood Sample) and follow AN’s instructions on what other actions are required regarding the relevant AN Donor Materials, Donor Personal Data (if any), AN Donor Derivatives and/or Maternal Blood Sample, including exercising its rights under any agreements with third parties to direct them to do likewise.

5.5	AN shall be entitled to licence and supply other cord blood and tissue samples to third parties for purposes similar to the Licence or otherwise.

5.6	AN shall screen the AN Donor Materials serologically for:

(a) anti-HIV1 and HIV 2 antibodies;

(b) anti-HepB core antibody;

(c) anti-HepC IgG antibody;

(d) HTLV 1 & 2;

(e) CMV IgM antibody and

(f) Syphilis,

within 10 working days of the collection of the AN Donor Materials from the Donor and will provide these results to IMB in writing, upon written request.

5.7	AN shall screen the AN Donor Materials by nucleic acid testing (NAT) for:

(a) HCV RNA NAT;

(b) HIV RNA NAT;

(c) HBV DNA NAT;

(d) CMV DNA NAT

within 15 working days of the collection of the AN Donor Materials from the Donor and will provide these results to IMB in writing, upon written request.

5.8	The Parties acknowledge that prior to the Second Restatement Date, IMB requested and AN agreed to provide, subject to compliance with applicable Data Protection Legislation, payment of the relevant fees and the terms of the Agreement, the following data points (in pseudonymised form) in respect of Existing Cellular Materials: (i) maternal age; (ii) gestational age; (iii) delivery type; (iv) baby weight. If these data points are requested by IMB, AN will provide this information to IMB in connection with AN Donor Materials and IMB should state that this is required when submitting a Material Request Form.

5.9	The AN Donor Materials will be packed in accordance with the packaging requirements set out in Schedule 1 (under the heading “Packaging Requirements”, as may be updated by agreement in writing between the Parties from time to time). Any proposed change to the packaging requirements must be agreed with IMB in writing in advance. Once agreed in writing, such agreement shall supersede the packaging requirements set out in Schedule 1.

6.	Promotional materials

6.1	The Parties intend to release Promotional Materials. Each party:

(a)	consents to the release of Promotional Materials; and

(b)	grants to the other a limited, non-transferable, revocable permission to use the their name and/or logo in the Promotional Materials,in each case subject to compliance with the following conditions:

(c)	each use of the name or logo of a party shall be in accordance with any brand guidelines provided by such party (the “Brand Owner”) to the other party (the “Brand Recipient”) from time to time;

(d)	the Brand Recipient shall use the most recent version of the logo of the Brand Owner, provided to the Brand Recipient from time to time;

(e)	if a Brand Recipient intends to use the name and logo of the Brand Owner in any Promotional Materials, it shall contact the Brand Owner by email, sharing details of the proposed use before any such release or publication. The parties shall work together in good faith to agree the content of such Promotional Materials and the placement and use of the name and logo prior to publication. For the avoidance of doubt, unless and until both parties agree on the use, content and placement, no party shall release such Promotional Materials;

(f)	each party agrees that it will not use or place a Brand Owner’s name or logo in any in any materials or use it in any other way which (i) is detrimental to the reputation of the Brand Owner or its activities or (ii) would expose the Brand Owner, its services, people, supporters, intellectual property (including name and logo) to scandal or disrepute or (iii) that would tend to denigrate, disparage, tarnish, dilute, misrepresent or otherwise adversely affect or take advantage of the name or logo or its reputation.

(g)	if at any time, a Brand Owner requests in writing (which shall include email) that the Brand Recipient ceases use of the Brand Owner’s name and logo or that it removes Promotional Materials from circulation, the Brand Recipient shall comply with that request as soon as reasonably practicable; and

(h)	unless previously revoked, the consent to use the name and logo set out in this consent agreement shall cease upon termination or expiry of this Agreement. If requested by a Brand Owner, the Brand Recipient shall remove or delete any Promotional Materials containing the name and/or logo of the Brand Owner from circulation (including from their website and social media channels).

6.2	The Brand Owner may revoke any permission granted in this consent agreement if any of the terms of this consent agreement are not adhered to by the Brand Recipient. In such circumstances, the Brand Recipient shall immediately cease use of the name and logo in any Promotional Materials and shall remove or delete any Promotional Materials containing the name and/or logo of the Brand Owner from circulation (including from their website and social media channels).

6.3	Each party acknowledges that all rights, title and interest in and to the name and logo remain with the Brand Owner.

7.	GUARDIANSHIP AND RISK

7.1	Subject to the terms of the Licence and the rest of this Agreement, title in the AN Donor Materials (and Maternal Blood Sample) will pass to IMB on receipt of payment of the fees for the Cell and Gene Therapies Services.

7.2	The risk of loss, damage or deterioration in the AN Donor Materials (and Maternal Blood Sample) passes from AN to IMB when the AN Donor Materials (and Maternal Blood Sample) are physically transferred from AN or its courier, to IMB or to a courier engaged by IMB.

8.	fees and set off

8.1	In consideration for the provision of the Cell and Gene Therapies Services IMB shall pay the Fees to AN. Such payment shall be paid within 30 days of receipt of the relevant AN Donor Material. Courier and packaging fees will be re-charged to IMB at cost and included within the relevant invoice.

8.2	On 1 January in each calendar year, from and including 1 January 2027, AN shall be entitled to increase the Fees by no more than the percentage increase (if any) in the Consumer Price Index (CPI) published by the Office for National Statistics for the 12 month period ending on the most recent date prior to the relevant increase, for which data is available. AN shall promptly notify IMB in writing of any increase in the Fees in accordance with this clause 8.2 and in any event, before such change takes effect.

8.3	In consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, IMB shall pay to AN a royalty of 2% of the Net Sales of each Product ((the “Royalty Payment”) up to a maximum amount of £5,000,000 per Annual Period in aggregate (the “Annual Royalty Cap”).

8.4	The Royalty Payment will only cease to be due and payable in the event that AN permanently ceases to operate the ANCBB, or is unable to provide AN Donor Materials for the purposes contemplated by the Licence, and provided that the volume of AN Donor Materials requested by IMB does not exceed, by more than 20 per cent., the volumes specified in the Royalty Payment Report for the Quarter (as defined below) immediately preceding the most recent Royalty Payment Report. For the avoidance of doubt, any temporary interruption in the supply of AN Donor Materials or AN’s inability to fulfil any particular order or request (including where such order or request exceeds AN’s available supply or operational capacity) shall not relieve IMB of its obligation to pay the Royalty Payment provided such temporary interruption does not exceed 120 days. Any request for AN Donor Materials for a use which is inconsistent with the terms of the Cord Blood Consent Form, would constitute a breach of (i) any licence held by AN or (ii) any law or regulation to which AN is subject shall not of itself constitute or be deemed to constitute AN ceasing to operate the ANCBB or being unable to provide AN Donor Materials for the purposes of this clause. The termination or expiry of this Agreement (howsoever caused, including any termination by IMB pursuant to clause 17.3) shall not of itself constitute or be deemed to constitute AN ceasing to operate the ANCBB or being unable to provide AN Donor Materials for the purposes of this clause. Nothing in this Agreement obliges IMB to request Cell and Gene Therapies Services or AN Donor Materials from AN.

8.5	IMB shall provide a written report to AN within sixty (60) days after 1 January, 1 April, 1 July and 1 October of each calendar year (“each a Quarter Date” and the period from the 1st of each Quarter until the day immediately prior to the following Quarter Date, a “Quarter”), which as a minimum will set out details of (i) the number of units of Product sold during that Quarter; (ii) the aggregate gross sales of Products during that Quarter; (iii) the Net Sales for the Products sold during that Quarter (and deductions from gross sales to arrive at Net Sales); (iv) the amount of royalties payable to AN in respect of the Products during that Quarter; and (v) non-binding monthly forecast of quantity of Materials that IMB, acting reasonably and in good faith, anticipates it will require in the 12 months following the date of the report for the purposes of manufacturing Products, in each case whether sold by IMB, a Group Company or Commercialisation Partner, as well as the computation thereof (“Royalty Payment Report”). The Parties will act in good faith in relation to the calculation of the Royalty Payment and the Royalty Payment Report (including the non-binding forecasts contained therein).

8.6	IMB shall use all reasonable endeavours to obtain from each Commercialisation Partner such information as is necessary to enable accurate calculation of Net Sales attributable to such Commercialisation Partner’s sales, and shall include appropriate audit and reporting obligations in all agreements with Commercialisation Partners.

8.7	IMB will continue to provide the Royalty Payment Report to AN even if the Annual Royalty Cap is reached and no Royalty Payments are due for the remainder of that year. The Royalty Payment Report shall be kept confidential by AN and not disclosed to any other party, other than AN’s accountants or other professional advisors which shall be obligated to keep such information confidential, and such information and reports shall only be used for purposes of this Agreement. IMB shall provide the Royalty Payment Report via email to cellandgenetherapies@anthonynolan.org.

8.8	Following receipt of the Royalty Payment Report, AN shall issue an invoice to IMB in respect of the relevant portion of the Royalty Payment due in respect of that Quarter. IMB will pay each invoice within 30 days of the date of such invoice. Each payment made pursuant to this Agreement shall be made in pounds Sterling, by electronic transfer in immediately available funds via either a bank wire transfer or any other means of electronic funds transfer, at IMB’s election, to such bank account as AN shall designate in writing .

8.9	IMB shall keep accurate books and records setting out the gross sales of the Product, the Net Sales of each such Product, the amount payable to AN in accordance with the terms of this Agreement in connection with such Product and any other information reasonably required to verify the calculation of payments made under this clause 8. IMB shall permit AN or its financial representatives to examine such books and records at any reasonable time, upon reasonable notice, but not more than once during each twelve (12)-month period and no later than two (2) years following the rendering of a quarterly report. AN shall bear the cost of any such examination and review; unless that examination shows an underpayment of royalties of more than one percent (1%) of the amount due for the applicable period, in which case IMB shall promptly reimburse AN for all costs incurred in connection with such examination. IMB shall promptly pay to AN the amount of any underpayment of royalties revealed by an examination.

8.10	The payments due pursuant to this Agreement do not include any additional taxes, duties, charges and levies (“Additional Amounts”) which may become payable as a result of the supply of the Cell and Gene Therapies Services (including the provision of the AN Donor Materials (and Maternal Blood Sample)). IMB shall pay (or reimburse AN for payment of, if applicable) such Additional Amounts as and when due.

9.	Information requirements

9.1	IMB shall allow AN (or its professional advisers and/or representatives from a competent authority) to conduct a confidential inspection and/or audit of IMB’s premises (or Approved Facilities), operations, procedures, records (including contracts with Service Providers) and systems etc. in connection with the use of the AN Donor Materials (including Maternal Blood Samples and AN Donor Derivatives) and/or Products.

9.2	AN shall provide at least 30 Business Days’ notice of its intention to conduct an inspection and/or audit and shall use reasonable endeavours to ensure that the conduct of the audit does not unreasonably disrupt IMB (or the Approved Facility).

9.3	AN may request copies of the written agreements that IMB has entered into with third parties in connection with the AN Donor Materials, AN Donor Derivatives and/or Products (including the contractual arrangements with Catapult, testing facilities engaged in relation to the testing of Maternal Blood Samples and other Service Providers), records relating to Royalty Payments and such other information that AN might reasonably require if Anthony Nolan suspects that there has been non-compliance with the terms of this Agreement or an agreement IMB has entered into with a third party (either by IMB or such third party) provided that IMB shall not be required to disclose financial terms unrelated to compliance with this Agreement.

9.4	Subject to IMB’s confidentiality obligations, IMB shall provide AN (and its auditors or other professional advisors) with all reasonable co-operation, access and assistance in relation to an inspection and/or audit or request made under this clause 9.

9.5	AN shall bear the cost of any such inspection and/or audit.

9.6	AN shall allow IMB (or its professional advisers and/or representatives from a competent authority) to conduct a confidential inspection and/or audit of AN’s premises, operations, procedures, records (including contracts with sub-contractors) and systems. relevant to the procurement of the AN Donor Materials (including Maternal Blood Samples) provided that it is not restricted from doing so by existing confidentiality obligations or any other legal or regulatory requirement.

9.7	IMB shall provide at least 30 Business Days’ notice of its intention to conduct an inspection and/or audit and shall use reasonable endeavours to ensure that the conduct of the audit does not unreasonably disrupt AN.

9.8	If required for regulatory compliance purposes (including Good Manufacturing Practice), IMB may request copies of the written agreements that AN has entered into with third parties in connection with the AN Donor Materials, procurement facilities, testing facilities engaged in relation to the testing of Maternal Blood Samples and other relevant sub-contractors) and such other information that IMB might reasonably require to comply with its obligations under GMP provided that provided that AN shall not be required to disclose financial or commercial terms unrelated to compliance with GMP AN shall not be required to provide copies of any such agreements, documents or information to the extent that it is prohibited from doing so by law, regulation or existing confidentiality obligations or if otherwise prohibited from doing so by the counterparty to such contract. Subject to AN’s confidentiality obligations, AN shall provide IMB (and its auditors or other professional advisors) with reasonable co-operation, access and assistance in relation to an inspection and/or audit or request made under this clause 9. Nothing in this clause 9 shall oblige and third party to provide such co-operation, access or assistance in relation to any inspection and/or audit requested under this clause 9.

9.9	IMB shall bear the cost of any such inspection and/or audit.

9.10	Any information disclosed pursuant to this clause shall be treated as Confidential Information and may be redacted to exclude unrelated commercially sensitive pricing, trade secrets, or intellectual property or other information which is not relevant to the purpose of the audit and/or which AN is prohibited from sharing due to confidentiality obligations.

10.	Annual Reporting

10.1	Within one month of each anniversary of the Restatement Date, IMB shall complete the Annual Review Report and provide a copy to AN.

10.2	If IMB fails to provide a copy of the completed Annual Review Report within one month of each anniversary of the Restatement Date, AN shall provide notice to IMB of the omitted Annual Review Report, and unless received within sixty (60) days of such notice, AN may suspend the supply of any further AN Donor Materials until IMB provides such Annual Review Report.

11.	Warranties, Undertakings and Industry Standards

11.1	AN, IMB and IMBI each warrants that:

(a)	it has the power to enter into the Agreement and to perform its obligations thereunder and has obtained all necessary approvals and consents to do so;

(b)	the execution of the Agreement does not and will not contravene or conflict with its constitution or any other agreement to which it is a party or which is binding on it;

(c)	to the extent applicable to its activities under this Agreement, it is, and will at all times, remain appropriately licensed by the HTA in the UK, and/or any other applicable regulatory or supervisory authority (including overseas), for all applicable licensed activities, including but not limited to the handling of the AN Donor Materials, Maternal Blood Samples, AN Donor Derivatives, Products, and the storage, processing, testing, transportation, of the AN Donor Materials, Maternal Blood Samples, AN Donor Derivatives and/or Product and the exportation, supply and distribution of Products (including ensuring that any entity (including an Approved Facility) undertaking licensable activities on behalf of IMB also remains appropriately licensed); and

11.2	IMB warrants and represents to AN that:

(a)	it will at all times (and will ensure that any sub-contractor engaged on its behalf):

(i)	use, store and process the AN Donor Materials Donor Personal Data (if any), AN Donor Derivatives and Maternal Blood Samples; and

(ii)	use, process, store, manufacture and distribute AN Donor Products,

strictly in accordance with:

(iii)	the Licence (and, if applicable, any conditions stipulated by AN in response to a Consent Request);

(iv)	any applicable Ethical Standards, approvals (regulatory or otherwise), authorisations, registrations or licence conditions;

(v)	all applicable laws, regulations and codes of practice (including, but not limited to, monitoring and safety reporting required under the Human Medicines Regulations 2012 (SI 2012/1916) and the Medicines for Human Use (Clinical Trials) Regulations 2004 (or the equivalent requirements in any jurisdiction) and relevant HTA codes of practice);

(vi)	Good Industry Practice, Good Distribution Practice and Good Manufacturing Practice;

(b)	all Products will be produced in accordance with Good Manufacturing Practice and Good Laboratory Practice;

(c)	it will at all times from the Second Restatement Date, store the AN Donor Materials, AN Donor Derivatives and, pending distribution to the relevant facility for an Approved Use, the AN Donor Products at an Approved Facility;

(d)	it will not supply or provide the AN Donor Materials, Donor Personal Data (if any) or AN Donor Derivatives to a third party (including a Group Company) other than to an Approved Facility or with the prior written consent of AN (and in such circumstances, in accordance with the conditions of any consent that may be granted in a Consent Request);

(e)	from the Restatement Date, IMB will maintain in force adequate insurance consistent with clause 16.1;

(f)	all information provided by IMB in connection with a Notice, Consent Request, each Material Request Form, each Royalty Payment Report and each Annual Review Report is accurate, complete and up to date as at the date it is provided and IMB undertakes to promptly notify AN of any change in circumstances that would make such information inaccurate;

(g)	from the Restatement Date, it will at all times have a written agreement in place with each Service Provider in relation to the activities that such Service Provider undertakes on IMB’s behalf, including, but not limited to the handling, storage, processing, testing, transportation, exportation of the AN Donor Materials or AN Donor Derivative and/or the handling, storage, processing, testing, manufacture and distribution of Products. Such agreement shall require, as a minimum that:

(i)	the Service Provider will only carry out such activities in relation to the AN Donor Materials, AN Donor Derivative and Products as are permitted by this Agreement;

(ii)	the Service Provider, and in particular each Approved Facility, has (and will at all times have) all licences, consents, approvals, authorisations from the applicable regulatory, licensing or supervisory body in that jurisdiction for the activities it undertakes, as required by applicable law, regulation or codes of practice; and

(iii)	if the Service Provider is an Approved Facility that manufactures Product, the manufacturing takes place in accordance with Good Manufacturing Practice and is distributed in accordance with Good Distribution Practice and in compliance with all applicable laws, regulations and codes of practice;

(h)	it will not do or omit to do anything in connection with this Agreement, the AN Donor Materials, Donor Personal Data (if any), AN Donor Derivatives Maternal Blood Samples and/or Products which is reasonably expected to bring AN’s reputation into disrepute or cause reputational damage to AN;

(i)	from the Restatement Date, it will comply with all applicable laws, statutes, regulations relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010 and shall not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK;

(j)	it will not advertise, market or promote any Products or any use thereof (including any form of treatment using such Products) unless such use or treatment is permitted under the terms of this Agreement and is fully licensed by the MHRA (or equivalent body in the territory where the advertisement, marketing or promotion originates) for such use. For the avoidance of doubt, “fully licensed” does not include any use under an exemption from the requirement for a medicinal product, placed on market in the UK to hold a marketing authorisation in accordance with regulation 167 of the Human Medicines Regulations 2012 (or equivalent in other jurisdictions);

(k)	from the Restatement Date IMB has obtained and shall, maintain and comply with all relevant Ethics Approvals, committee favourable opinions and/or approvals in respect of its use of any AN Donor Materials or AN Donor Derivatives and any Product, the Ethical Standards when carrying out its activities under or in connection with the Agreement;

(l)	from the Restatement Date, it has obtained and shall maintain and comply with all relevant regulatory approvals, licences, registrations and authorisations in respect of its use of any AN Donor Materials and AN Donor Derivatives and/or any Product;

(m)	it shall only retain the AN Donor Materials, Donor Personal Data (if any) and AN Donor Derivatives for the purposes contemplated by the Licence (including, the manufacture of the relevant Product) and if no longer required for such purpose, it shall dispose of the AN Donor Materials, AN Donor Derivatives, unless requested otherwise by the HTA or MHRA (or other regulatory body in another jurisdiction).

11.3	IMB acknowledges that the AN Donor Materials and Maternal Blood Samples are supplied on an as-is-basis. AN gives no warranty, express or implied:

(a)	as to whether the AN Donor Materials or Maternal Blood Samples are fit for the purpose for which they were supplied; and/or

(b)	that the AN Donor Materials or Maternal Blood Samples do not contain pathogens, disease causing agents or otherwise; and/or

(c)	that the use of the AN Donor Materials, AN Donor Derivatives, Maternal Blood Samples and/or Products does not or will not infringe the intellectual property right of any third party.

11.4	The terms implied by sections 13 to 15 of the Sale of Goods Act 1979 and sections 3, 4 and 5 of the Supply of Goods and Services Act 1982 are, to the fullest extent permitted by law, excluded from the Agreement.

12.	ETHICAL AND REGULATORY STANDARDS AND COMPLIANCE

12.1	IMB must notify AN, via email to the AN Cell and Gene Therapies team (CellandGeneTherapies@anthonynolan.org), within 48 hours of (i) becoming aware of any failure to comply with the Ethical Standards, Good Manufacturing Practice, Good Distribution Practice or any other applicable laws, regulations, licences, approvals, standards or authorisations, (ii) if it makes any report to a regulatory or supervisory authority in response to an incident, adverse event, reaction or similar (including a Suspected Unexpected Serious Adverse Reaction) ((i) and (ii) together being a “Compliance Breach”) or (iii) if there are any quality issues involving the AN Donor Materials.

12.2	Any report or notification to AN should include the following information:

(i)	date;

(ii)	location ;

(iii)	relevant material affected;

(iv)	part of process the event was linked to;

(v)	suspected cause of event / reaction / incident or other non-compliance;

(vi)	description of event/incident/non-compliance; and

(vii)	action taken to date.

12.3	IMB will comply with all applicable quality, regulatory and ethics reporting obligations applicable to the activities contemplated by the Licence in accordance with the prescribed timescales , including any safety reporting or reporting of adverse events and adverse reactions. IMB shall notify AN and keep AN fully informed of any such report or disclosure even if there is no legal requirement to do so.

12.4	AN may elect, at its sole discretion, to report any Compliance Breach to a regulatory body or other competent authority and to any third parties that are or may be impacted by the Compliance Breach. IMB acknowledges that Anthony Nolan’s HTA licence obligation is to report all Serious Adverse Events and Serious Adverse Reactions to the HTA within 24 hours of being notified.

12.5	Following receipt of any notification made by IMB to AN regarding a Compliance Breach or if AN otherwise becomes aware of a Compliance Breach and notifies IMB of the same, IMB shall submit to AN, via an email (CellandGeneTherapies@anthonynolan.org), within 48 hours of its initial notification to AN or AN’s notification to IMB, as applicable, a written report of the Compliance Breach, together with its proposed plan to remedy the Compliance Breach (which shall include the timescales for implementing such remedial actions) and to ensure that the circumstances leading to the Compliance Breach do not reoccur (a “Compliance Plan”).

12.6	Following AN’s receipt of the Compliance Plan, AN shall confirm, via email to IMB, whether it is in agreement with the steps and timescales set out in the Compliance Plan or if any additional steps or adjustments are required. If, following receipt of the Compliance Plan, AN, acting reasonably, does not believe that the Compliance Breach is capable of remedy, it shall inform IMB.

12.7	Once the Parties have agreed upon the Compliance Plan, IMB shall implement the Compliance Plan and keep AN updated on its progress. IMB shall confirm to AN once all the steps have been completed and if required by AN or a regulatory authority, provide AN with evidence of its completion.

12.8	IMB shall co-operate fully with AN and any competent authorities or impacted third parties in relation to the Compliance Breach.

13.	TRACEABILITY AND QUALITY MANAGEMENT SYSTEMS

13.1	Traceability and Audit

(a)	To the extent applicable to the activities contemplated by the Licence, IMB will comply with such procedures, and promptly supply such information, as AN may from time to time specify to ensure that the traceability requirements of the HTA Direction 001/2021 are met and ensure traceability of the AN Donor Materials is maintained. IMB shall retain all data necessary to ensure traceability for a minimum of 30 years after manufacture of the Product in an appropriate and readable storage medium. Data storage may also be in electronic form.

(b)	As a minimum required in all circumstances, IMB shall retain the following data to ensure full traceability of the AN Donor Materials and/or Product for the period that the AN Donor Materials and/or AN Donor Product are being used or stored by or on behalf of IMB:

(i)	identification of the tissue facility;

(ii)	type of tissue and cell/product (basic nomenclature);

(iii)	local IDs (if applicable);

(iv)	pool number or split number (if applicable);

(v)	expiry date;

(vi)	tissue/cell status (for example, quarantined, processed, suitable for use etc.);

(vii)	description and origin of the products, processing steps applied (if applicable), materials and additives coming into contact with tissues and cells and having an effect on their quality and/or safety;

(viii)	Single European Code (Northern Ireland only); and

(ix)	identification of the facility issuing the final label (if applicable).

(c)	IMB must record any discard of all or part of the Materials and/or AN Donor Product, including the reasons for why the AN Donor Materials and/or AN Donor Product were discarded.

13.2	Quality Management Systems

(a)	IMB and AN must:

(i)	have in place and maintain quality management systems for the detection, evaluation, documenting and reporting of errors, accidents, adverse events and adverse reactions (including suspected Serious Adverse Events and/or Serious Adverse Reactions, where applicable), biological product deviations and complaints (or equivalent in other jurisdictions); and

(ii)	have in place and maintain quality management systems for the review of corrective action undertaken as a result of errors, accidents, adverse events and adverse reactions (including Serious Adverse Events and/or Serious Adverse Reactions, where applicable and the equivalent in other jurisdictions).

(b)	To the extent applicable to the activities in connection with the activities contemplated by the Licence, IMB shall ensure that the system(s) referred to in clauses 13.2(a)(i) and 13.2(a)(ii) comply with HTA Direction 001/2021 (as updated from time to time).

14.	Confidentiality

14.1	Obligation to Keep Information Confidential

(a)	Neither Party shall disclose to any person any Confidential Information, except as where expressly permitted in this clause 14.1 or as contemplated by the confidentiality agreement entered into between the Parties and Catapult dated 12 November 2025.

(b)

(i)	each Party shall use the other Party’s Confidential Information only in connection with exercising its rights and performing its obligations under this Agreement; and

(ii)	neither Party shall, without the prior written consent of the other Party, disclose Confidential Information belonging to or provided by the other Party, except:

(A)	to those of its employees, agents, contractors and advisers who need to know such Confidential Information for the purposes of carrying out the Party’s obligations under the Agreement (“Authorised Third Party”), and in this event, each Party shall ensure that each Authorised Third Party complies with this clause 14.1; and

(B)	as may be required by law, regulation, or direction of a supervisory or regulatory authority. To the extent that it is legally permitted to do so, it shall give the Party to whom such Confidential Information belongs, as much notice of such disclosure as possible and where notice of such disclosure is not prohibited, it takes into account the reasonable requests of such Party in relation to the content of such disclosure.

(c)	Notwithstanding the other requirements in this Agreement, the Parties agree to adhere to the principles of medical confidentiality in relation to the Donors.

14.2	Confidentiality After Termination

Upon termination, each Party shall return to the other all Confidential Information belonging to the other Party any information required to be retained by a Party to comply with its legal, regulatory or compliance purposes.

15.	Data Protection

15.1	IMB has not and will not be provided with any information from AN that would allow it to identify, directly or indirectly, any AN Donors and IMB agrees not to obtain any such identifying information from AN or any third party or take any steps to identify an AN Donor. This obligation extends beyond the term of this Agreement.

15.2	Each Party will comply with its respective requirements under the Data Protection Legislation in relation to this Agreement.

15.3	For the purposes of Data Protection Legislation:

(a)	AN acts as the controller of the Donor Personal Data it collects and processes in connection with the provision of the Cell and Gene Therapies Services; and

(b)	IMB acts as an independent controller of the Donor Personal Data when using and processing it for the purposes contemplated by the Licence.

15.4	Each party will comply with its respective requirements under the Data Protection Legislation in connection with the Agreement and the Donor Personal Data, including the principles of lawfulness, fairness, transparency, data minimisation, and accountability.

15.5	IMB will assist AN in complying with all applicable requirements of Data Protection Legislation in relation to the Donor Personal Data, including, without limitation, ensuring that it only processes the Donor Personal Data as permitted by the Agreement and in accordance with Data Protection Legislation.

15.6	IMB will ensure that it has in place and maintains appropriate technical and organisational measures, as required by the Data Protection Legislation, to safeguard the Donor Personal Data from unauthorised access, use or disclosure, unauthorised, unlawful or accidental loss, destruction, damage or other form of unauthorised processing and to safeguard the integrity and confidentiality of such Donor Personal Data.

15.7	IMB will not transfer any personal data to any other jurisdiction outside the UK or EEA without AN’s prior written consent.

15.8	IMB shall notify AN without undue delay, and in any event within 24 hours, in the event of a personal data breach involving Donor Personal Data.

15.9	IMB will ensure that any personnel engaged and authorised by it to process the Donor Personal Data are bound by contractual obligations to maintain the confidentiality of such Donor Personal Data.

15.10	IMB will assist AN, in responding to any request from a data subject and in ensuring compliance with AN’s obligations under the Data Protection Legislation with respect to security, breach notifications, impact assessments and consultations with supervisory authorities or regulators.

15.11	IMB will maintain complete and accurate records and information to demonstrate its compliance with this clause 15 and allow audits by AN or AN’s designated auditor, where required.

15.12	This clause 15 shall survive termination of the Agreement to the extent that IMB retains any Donor Personal Data following termination.

16.	Insurance and Liability

16.1	IMB shall effect and maintain an insurance policy with reputable insurers in respect of the indemnities and obligations contained in this Agreement and the use of Products and shall, if requested, provide AN with a certificate from its insurers confirming that the insurance is in force and that the premiums have been paid.

16.2	AN shall have no liability to IMB or any other third party, whether in contract, tort or otherwise, in relation to the transfer and supply of the AN Donor Materials and Maternal Blood Samples to IMB, the exercise by IMB or by any other person of any rights under the Licence in respect of the AN Donor Materials, AN Donor Derivatives and/or Product, or the consequences of the exercise of such rights, to the maximum extent permitted under applicable law.

16.3	IMB shall indemnify and hold harmless AN from and against all claims and losses arising from this Agreement, including without limitation claims and losses arising from:

(a)	injury to IMB’s employees or third parties;

(b)	infringement of third party intellectual property rights; and

(c)	use of the AN Donor Materials, Donor Personal Data (if any), AN Donor Derivatives, Maternal Blood Samples and/or Product within or outside the scope of this Agreement,

except that IMB shall not be liable for indirect or consequential loss, damages, claims or demands arising out of this Agreement.

16.4	Any act or omission of a Group Company, Commercialisation Partner or Service Provider that would be a material breach of this Agreement if performed by IMB will be deemed to be a material breach by IMB.

17.	Term, SUSPENSION AND Termination

17.1	Term

This Agreement shall commence on the Effective Date and will continue until terminated in accordance with this clause 17 or until the date that is ten (10) years from the date of First Commercial Sale (the “Term”). For the avoidance of doubt, once the Term has expired after ten (10) years from the date of First Commercial Sale, IMB shall be under no further obligation to make Royalty Payments to AN pursuant to clause 8.3 (other than to the extent that such sale took place prior to this expiry date and was otherwise due and payable in accordance with clause 8 (Fees and Set-off)).

17.2	Suspension

Without limiting AN’s right to terminate in accordance with clause 17.3 at any time, if (i) any act, circumstance or event has occurred which is not in accordance with the terms of the Licence or the permissions granted at clause 3.5 in relation to Maternal Blood Samples, (ii) IMB has failed to comply with its obligations in clause 9 and/or clause 10 (which shall constitute a material breach) or (iii) IMB, an Approved Facility or any party to whom IMB has supplied AN Donor Materials, AN Donor Derivatives, Donor Personal Data, Maternal Blood Samples and/or Product does anything or is involved in any situation, which, acting reasonably and based on objective evidence, has or is reasonably likely to have a material adverse effect on AN’s reputation (each being a “Suspension Event”), it may choose to suspend this Agreement, rather than using its termination rights, and in such event shall provide written notice to IMB setting out the details of such Suspension Event and in such event:

(a)	no further AN Donor Materials shall be supplied pursuant to this Agreement; and

(b)	if the Suspension Event involves a Service Provider, Commercialisation Partner, Group Company, Approved Facility or a third party who has been supplied with a Product IMB shall suspend distribution of or access to the AN Donor Materials, AN Donor Derivatives, Maternal Blood Sample or AN Donor Product,

unless and until AN has confirmed in writing that it is satisfied that any act, event, circumstance or omission leading to such Suspension Event has ceased or satisfactorily remedied.

17.3	Termination

(a)	Either Party may terminate this Agreement in whole or in part with immediate effect by giving written notice to the other Party (“Defaulting Party”) if any of the following events, acts, circumstances or occurrences arise (each being an “Event of Default”):

(i)	the Defaulting Party is in material breach of this Agreement and such breach is not, in the reasonable opinion of the non-Defaulting Party, capable of remedy;

(ii)	the Defaulting Party is in material breach of this Agreement and the non-Defaulting Party considers, acting reasonably, that such breach is capable of remedy and it is not remedied (to the satisfaction of the non-Defaulting Party, acting reasonably) within 30 days from a written request from the non-Defaulting Party to do so;

(iii)	any representation or warranty given pursuant to this Agreement is (or proves to have been) incomplete, untrue, incorrect or misleading in any material respect when made or deemed made and in the reasonable opinion of the non-Defaulting Party, the event or circumstances leading to such misrepresentation or breach of warranty (i) is not capable of remedy or (ii) is capable of remedy and it is not remedied (to the satisfaction of the non-Defaulting Party, acting reasonably) within 30 days from a written request from the non-Defaulting Party to do so;

(iv)	in the reasonable opinion of the non-Defaulting Party, the Defaulting Party has committed a crime or has become involved in or becomes associated with (either directly or indirectly) any situation or activity (either caused by the Defaulting Party or a third party) which: (i) tends, in the reasonable opinion of the non-Defaulting Party to have a material negative effect on the reputation of the non-Defaulting Party or any aspect of its business or (ii) would expose the non-Defaulting Party or any aspect of its business to scandal or disrepute or (iii) reflects, in the reasonable opinion of the non-Defaulting Party, unfavourably upon the reputation of the non-Defaulting Party or its services or (iv) might affect the supply of the products or services of the non-Defaulting Party; or

(v)	there is an Ethical Standards Breach which, in the reasonable opinion of AN is (i) not capable of remedy or (ii) is not remedied in accordance with the Ethical Standards Remediation Plan.

(b)	Prior to Use, AN may terminate the Licence with immediate effect by giving written notice to IMB in respect of specified AN Donor Materials (and associated Donor Personal Data, if any) if a Donor withdraws consent to the continued use of such Material (or Maternal Blood Sample). In the case of Maternal Blood Samples, IMB shall exercise its rights under the written agreements it has in place with the relevant laboratories to ensure that the third party also ceases such use as soon as reasonably practicable following receipt by IMB of the notice from AN.

(c)	IMB may terminate this Agreement at any time by providing 30 days’ written notice to AN. AN may terminate this Agreement at any time by providing 6 months’ written notice to IMB. For the avoidance of doubt, the provisions of clauses 17.4(a), 17.4(b), 17.4(c) and 17.4(e) shall apply following any termination which takes place as a result of IMB or AN exercising its right pursuant to this clause 17.3(c).

17.4	Consequences of Termination

(a)	Termination of this Agreement in whole or in part shall not prejudice any right or remedy of either Party which may have accrued prior to such termination, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination or expiry;

(b)	The following clauses of this Agreement shall survive termination or expiry of this Agreement, howsoever caused: clause 1 (Definitions); clause 2.3; subject to clause 17.1, clause 8 (Fees and Set Off); clause 14 (Confidentiality); clause 15 (Data Protection); clause 16 (Insurance and Liability); clause 17 (Suspension and Termination); clause 21 (Law and Jurisdiction) and clause 22 (General) together with any other provision of this Agreement which expressly or by implication is intended to survive termination, except where AN terminates the Agreement pursuant to clause 17.3(c), in which case clause 8 (Fees and Set Off) shall not survive and IMB shall be responsible only for Fees and Set Off under clause 8 up to the date such termination is effective.

(c)	On termination or expiry of this Agreement for any reason:

(i)	IMB shall immediately return to AN any Confidential Information relating to AN; and

(ii)	AN shall invoice IMB and IMB shall pay for all Cell and Gene Therapies Services performed but not yet invoiced and for any other fees due under this Agreement

(d)	On termination of this Agreement pursuant to clause 17.3(a) where IMB is the Defaulting Party:

(i)	subject to 17.4(d)(ii), IMB’s rights to use the AN Donor Materials, Donor Personal Data (if any), AN Donor Derivatives, Maternal Blood Samples and AN Donor Product shall end and IMB shall immediately return to AN, or certify the destruction and disposal (such certification to be signed by a director of IMB), the AN Donor Materials and AN Donor Derivatives, Maternal Blood Samples and AN Donor Product in IMB’s possession or control. IMB shall exercise any right it has (in an agreement or otherwise) with a third party for such third party to also return or destroy (and certify the destruction) if requested by AN in writing;.

(ii)	IMB shall be entitled to retain:

(A)	any AN Donor Materials or AN Donor Derivatives, Maternal Blood Sample or AN Donor Product which it is required to retain for legal, regulatory or compliance purposes provided that they are retained solely for such purposes and for so long as is required to comply with such requirement; and

(B)	any AN Donor Products that have been manufactured prior to termination for the purposes of completion of any on-going clinical trials.

(iii)	IMB’s obligations under this Agreement, including as set out in clause 8 (Fees and set-off), clause 9 (Information requirements); clause 10 (Annual reporting); clause 12 (Ethical Standards) and clause 13 (Traceability and Quality Management Systems), shall survive termination and continue to apply in respect of AN Donor Materials, AN Donor Derivatives, Maternal Blood Samples and AN Donor Product until they are returned to AN or destroyed (or in the case of AN Donor Products, used in accordance with clause 17.4(d)(ii)(B)) and in relation to any AN Donor Products retained in accordance with clause 17.4(d)(ii), clause 2 (Licence), sub-clauses 6.1 to 6.3, clause 12 (Ethical Standards) and clause 13 (Traceability and Quality Management Systems) shall survive termination and continue to apply to such AN Donor Product until they are used or destroyed;

(e)	On termination or expiry of this Agreement, other than pursuant to clause 17.3(a) in circumstances where IMB is the Defaulting Party:

(i)	IMB’s rights to use the AN Donor Materials, Donor Personal Data and Maternal Blood Samples shall end and IMB shall immediately return to AN, or certify the destruction and disposal (such certification to be signed by a director of IMB), the AN Donor Materials, Maternal Blood Samples in IMB’s possession or control. IMB shall exercise any right it has in an agreement (or otherwise) with a third party for such third party to also return or destroy the AN Donor Materials and Maternal Blood Samples (and certify the destruction) if requested by AN in writing. IMB shall be entitled to retain any AN Donor Products and MSCs Banks created for the purposes of manufacturing Products strictly for the purposes specified in the Licence. If IMB is required to retain any AN Donor Materials, AN Donor Derivatives, Maternal Blood Sample or AN Donor Product for legal, regulatory or compliance purposes in any jurisdiction, IMB shall be entitled to do so provided that they are retained solely for such purposes.

(ii)	In addition to the obligations set out in clause 17.4(b), the following clauses of this Agreement shall survive termination of this Agreement pursuant to clause 17.3(a): clause 2 (Licence), sub-clauses 6.1 to 6.3, clause 12 (Ethical Standards) and clause 13 (Traceability and Quality Management Systems).

18.	Force Majeure

18.1	Neither Party shall be liable for any delay or breach of its obligations hereunder resulting from an event or circumstance beyond its reasonable control and which is not attributable to any wilful act, negligence or failure to take reasonable preventative action by the affected party.

18.2	A force majeure event includes (insofar as it is beyond such control and not so attributable): strike, lock out, work stoppages, slow-downs or any other industrial or labour dispute (excluding, in all cases, any such circumstances to the extent such circumstances involve the employees, agents, subcontractors and/or other suppliers of the affected party), act of God, fire, flood, storm, earthquakes, adverse weather conditions, war, hostilities, military action, riot, civil commotion, terrorism, pandemics or epidemics, nuclear, chemical or biological contamination or sonic boom, explosion or malicious damage, compliance with a law or governmental order, rule, regulation or direction, power cuts or any electronic disruption (each circumstance above being an “Event of Force Majeure”).

18.3	The Party whose obligations are suspended by virtue of an Event of Force Majeure shall give written notice promptly to the other upon becoming aware of a likely or actual Event of Force Majeure, and shall use all reasonable endeavours to mitigate the effect of such Event of Force Majeure.

18.4	In such circumstances, the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed. In such circumstances, the Parties shall use their best efforts to resolve or work around the delays.

18.5	If the circumstances prevent, hinder or delay the affected Party’s performance of its obligations for a continuous period of more than 20 days, the Party not affected by the circumstances may terminate the Agreement by giving 10 Business Day’s written notice to the affected Party.

18.6	Notwithstanding the foregoing provisions of this clause 18 nothing shall excuse IMB from any payment obligations under this Agreement.

19.	Notices

19.1	Any notice given to a Party under or in connection with this Agreement shall be in writing and shall be delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office or such other address as that Party may notify the other Party in writing from time to time or by e-mail.

19.2	Any notice given under this Agreement shall be marked for the attention of the individual of the receiving Party specified below, or to such other individual as may be notified by that Party in writing from time to time:

(a)	In the case of AN: The Director of Business Development, copied to the Director of Legal and Governance (David.bennett@anthonynolan.org and Samantha.durling@anthonynolan.org).

(b)	In the case of IMB: legal@inmunebio.com.

19.3	Any notice shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address;

(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second business day after posting;

(c)	if sent by email, at the time of transmission unless an automated reply is received notifying the sender of a delivery failure or out of office. In the case of the latter, such notice shall be deemed received on the day of return specified in the out of office reply.

19.4	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

20.	Assignment and Subcontracting

20.1	Subject to clause 20.2, neither Party shall assign, sub-contract or encumber all or any of its rights or duties hereunder without the prior written agreement of the other, not to be unreasonably withheld.

20.2	IMB consents to AN sub-contracting the delivery of all or part of the Cell and Gene Therapies Services, provided that in no circumstances shall this relieve AN of its obligations to IMB pursuant to the Agreement and AN shall be responsible for the acts and omissions of such subcontractor as if they were its own.

20.3	In the event that IMB engages a Service Provider (including an Approved Facility) to undertake an activity contemplated by this Agreement on its behalf or contracts with a Commercialisation Partner in relation to the manufacture, development or commercialisation of a Product, this shall not relieve IMB of its obligations to AN pursuant to this Agreement and IMB shall be responsible for the acts and omissions of such entity as if they were its own.

21.	Law and Jurisdiction

21.1	This Agreement, and any dispute or claim arising out of or in connection with it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

21.2	Each of the Parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any claim arising out of or in connection with this Agreement, its subject matter or formation (including non-contractual disputes or claims).

22.	General

22.1	A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

22.2	The Parties acknowledge and accept that certain breaches of the Agreement may not be adequately compensated through contractual damages and as such, in these events, AN may be entitled to injunctive relief.

22.3	If any provision of this Agreement shall be found to be illegal, invalid or unenforceable, it shall not affect the other provisions of this Agreement, which shall remain in full force and effect.

22.4	Any variation, amendment, modification or supplementation of the terms of this Agreement must be in writing (which shall include email) and signed by, or on behalf of, both Parties.

22.5	A person who is not a Party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Agreement.

22.6	Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties and neither Party shall have authority to act in the name or on behalf of or otherwise bind any of the other in any way.

22.7	IMB shall at the request of AN, and at the cost of IMB, do all acts and execute all documents which are necessary to give full effect to this Agreement.

This Agreement may be signed in any number of separate counterparts, each of which when signed and dated shall be an original, and such counterparts taken together shall constitute one and the same agreement.

SCHEDULE 1

ANNUAL REVIEW REPORT

Please complete and return this form to cellandgenetherapies@anthonynolan.org

Please return by end:

Company Name:

AN ID: ANR098

Terms used but not defined herein, have the meanings given to them in the agreement between Inmune Bio International Ltd and Anthony Nolan originally dated 29 November 2017 (as amended and restated from time to time the “Agreement”)

Operational Details
Can you confirm that all AN Donor Materials provided have been used, processed, tested and stored as per the terms of the Agreement	[Yes] / [No] If no, please provide an explanation
Please can you provide a list of the indications for which AN Donor Products have been used
Please can you provide a list of all facilities which store AN Donor Materials, AN Donor Derivatives and (pending distribution) AN Donor Products
Please provide an indicative (non-binding) yearly forecast for the number of AN Donor Materials to be requested for the next 3 years

Declaration

Completed by:
Job title:
Organisation:
Signature:
Date:

The following will be completed by Anthony Nolan
Operations management/Provision Fee changes required?
Review of impact on CTC CBB Operations
Follow-up meeting with Applicant needed? If yes, include detail of proposed additional discussion required.

SCHEDULE 2

MATERIALS ACCEPTANCE CRITERIA

Variable	Min spec (accept)	Ideal range	Max spec (accept)
Weight (g)	≥17	28–38	N/A
Maternal age (yr)	≥24	N/A	≤45
Gestational age (weeks)	≥37	N/A	≤42
Neonatal weight (g)	≥2830	N/A	≤4666
Time to receipt (hr)	N/A	20–28	≤32
Temperature of delivery (°C)	2-10
Delivery method	Elective caesarean section

Packaging Requirements

The AN Donor Materials will be packed as follows:

1.	Primary packaging: Cord tissue Whirl-Pak bag (including ISBT label)
2.	Secondary packaging: Pathopouch Biohazard bag
3.	Tertiary packaging: Cardboard transport box – ORCA box (Intelsius ORCA-S, 2–8°C)